DATED FEBRUARY 4, 2008
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 4.25% NOTES DUE 2013

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 4.25% Notes Due 2013
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date:	February 4, 2008
Settlement Date (Original Issue date):	February 8, 2008
Maturity Date:	February 8, 2013
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.871%
All-in-price:	99.521%
Pricing Benchmark:	UST 2.875% Notes due January 2013
UST Spot (Yield):	2.779%
Spread to Benchmark:	+ 150 basis points
Yield to Maturity:	4.279%
Net Proceeds to Issuer:	$497,605,000
Coupon:	4.250%
Interest Payment Dates:	Interest will be paid semi-annually on the 8th of each February and August of each year, commencing August 8, 2008 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Joint Bookrunners:	Banc of America Securities LLC (Billing and Delivering - 28.34%)
Citigroup Global Markets Inc. (28.33%)
Goldman, Sachs & Co (28.33%)
Co-Managers	J.P. Morgan Securities Inc. (5%)
ABN AMRO Incorporated (5%)
RBC Capital Markets Corporation (5%)
CUSIP:	14912L3S8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 800-294-1322, Citigroup Global Markets Inc. at 877-858-5407 or Goldman, Sachs & Co. 866-471-2526.